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                                                                    Exhibit 99.1
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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com
For Release
Wednesday, April 21, 1999

Contact:      John J. Kennedy
              Chief Financial Officer
              (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                              FIRST QUARTER RESULTS

     HOUSTON, Texas (April 21, 1999)... Smith International, Inc. (NYSE, PSX:
SII) today announced first quarter earnings of $6.6 million, or $0.14 per share on a diluted basis, compared with net income of $33.6 million, or $0.70 per share on a diluted basis, in the first quarter of 1998. The Company reported revenues of $397.0 million for the first quarter of 1999, a decrease of 31 percent compared to the first quarter of 1998. The revenue decrease resulted from lower worldwide drilling activity, which declined 35 percent over the same period.

     Although the number of rigs drilling for oil and gas worldwide declined significantly, the major areas of activity and revenue decrease were reported in North America and Latin America where drilling activity reduced by 41 percent and 34 percent, respectively. The revenue decline in the U.S. was lower than the rig activity decrease as fluid sales to deepwater operators in the U.S. Gulf of Mexico grew nearly 70 percent year-over-year. Reduced drilling activity in Venezuela, approximately half of the activity levels reported in the first quarter of 1998, contributed to the revenue decline in Latin America.

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     During the period, the Company recognized a pre-tax gain of $10.5 million on the sale of an industrial bentonite mine located on the island of Milos, Greece. Additionally, the Company recorded pre-tax charges approximating $7.9 million for start-up costs required to be expensed upon the adoption of a new accounting pronouncement and for amounts recognized related to the settlement of a customer receivable during the period. On an after-tax basis, the combined transactions were neutral to the reported net income.

     Revenues for the M-I Fluids unit decreased 23 percent from the comparable quarter of the prior year to $177.9 million. The majority of the decline was reported in the U.S. and Latin America and related to lower volumes associated with the activity declines in those markets. Increased sales of synthetic and completion fluids in deepwater markets resulted in an overall revenue decrease which was lower than the decline in rig activity.

     M-I SWACO reported revenues of $28.0 million, a 24 percent decrease from the first quarter of 1998. Lower fluid processing equipment sales and lower rentals in the U.S. and Latin America were partially offset by incremental revenues from the Safeguard acquisition.

     Smith Bits' revenues were $60.4 million for the first quarter of 1999, a 34 percent decline from the comparable quarter of the prior year. Over half of the revenue decrease was reported in North America as lower activity impacted sales of petroleum three-cone bits.

     Smith Drilling and Completions reported revenues of $57.2 million, a decrease of 32 percent from the first quarter of 1998. Nearly one-third of the revenue decline was associated with lower sales of tubular goods.
Geographically, North America and Latin America accounted for the majority of the unit's revenue decline.


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     Wilson Supply revenues decreased 46 percent from the first quarter of 1998 to $73.5 million. The distribution operations, being primarily in the U.S., were impacted by the major decline in the U.S. activity. Lower product sales to the upstream sector contributed to the majority of the decline with tubular goods accounting for over 40 percent of the decrease from the first quarter of 1998.

     Commenting on the results, Chairman and CEO Doug Rock stated, "Although drilling activity continues to set new lows we've seen revenues stabilize during the quarter. Oil markets appear to be recovering but it will take time for operators to strengthen their balance sheets and begin to make E&P investments."

     Loren Carroll, Executive Vice President added, "Our focus on cash flow resulted in a reduction in our debt in the quarter of approximately $40 million. Since June 30, 1998, we have retired over $100 million in debt, strengthening our balance sheet. Lower net capital spending, approximately 70 percent lower than the first quarter of last year, and lower working capital requirements were the major contributors to the strong cash flow."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.

     Unaudited financial highlights follow:

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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                      Three Months Ended
                                                           March 31,
                                                    -------------------------
                                                      1999          1998
                                                    ---------     ---------
                                                                   (Restated)

Revenues..................................          $ 397,022     $ 578,933

Costs and expenses:
   Cost of revenues.......................            285,683       397,087
   Selling expenses.......................             69,907        86,550
   General and administrative expenses....             20,943        22,204
   Other non-recurring expenses...........              7,899             -
   Gain on sale...........................            (10,520)            -
                                                    ---------     ---------
     Total cost and expenses..............            373,912       505,841
                                                    ---------     ---------
Earnings before interest and taxes........             23,110        73,092

Interest expense, net.....................             12,075         9,113
                                                    ---------     ---------
Income before income taxes and
   minority interests.....................             11,035        63,979

Income tax provision......................              4,950        19,314
                                                    ---------     ---------
Income before minority interests..........              6,085        44,665

Minority interests........................              (521)        11,088
                                                    ---------     ---------
Net income................................          $   6,606     $  33,577
                                                    =========     =========
Earnings per share:
   Basic..................................          $    0.14     $    0.71
                                                    =========     =========
   Diluted................................          $    0.14     $    0.70
                                                    =========     =========
Weighted average shares outstanding:......
   Basic..................................             48,159        47,572
   Diluted................................             48,607        48,053

OTHER DATA:
Depreciation and Amortization.............          $  18,763     $  17,002
Capital Spending (a)......................          $  13,315     $  35,214


NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $9.3 million and $31.3 million in the first quarter of 1999 and 1998, respectively.

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                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                               ($'s in Thousands)


                                           Three Months
                                          Ended March 31,
                                      -----------------------
                                        1999           1998
                                      --------       --------
                                                  (Restated)
M-I Fluids                            $177,870       $230,228

M-I SWACO                               28,031         36,693

Smith Bits                              60,421         90,887

Smith Drilling & Completions            57,157         84,522

Wilson Supply                           73,543        136,603
                                      --------       --------
TOTAL                                 $397,022       $578,933
                                      ========       ========